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Exhibit 10.1

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES. CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.
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©1997 AIA® AIA DOCUMENT B151-1997 ABBREVIATED OWNER-ARCHITECT AGREEMENT
The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292

1997 Edition - Electronic Format

AIA Document B151 - 1997

Abbreviated Standard Form of Agreement Between Owner and Architect

AGREEMENT made as of the 29th of May in the year Two Thousand Two
 (In words, indicate day, month and year)

BETWEEN the Architect's client identified as the Owner:
 (Name, address and other information)
QAD, Inc.
6450 Via Real
Carpinteria, CA 93013

The Owner has retained Paul Franz Construction, Inc. to act as its representative.

and the Architect:
 (Name, address and other information)
Lenvik & Minor Architects
A California Corporation
315 West Haley Street
Santa Barbara, CA 93101

For the following Project:
 (Include detailed description of Project)
Proposed R & D office Park for:
QAD Inc. - Phase A (Phase II)
2111 Ortega Hill Road
Summerland, CA 93067
APN: 005-110-001
A one-story "shell" office building with partial basement of approximately 87,000 square feet.

The Owner and Architect agree as follows:

ARTICLE 1    ARCHITECT'S RESPONSIBILITIES

  1.1    The services performed by the Architect, Architect's employees and Architect's consultants shall be as enumerated in Articles 2, 3 and 12.

© 1974, 1978, 1977, 1987, © 1997 by The American Institute of Architects. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below. User Document: 0203 aia b151.aia—5/29/02. AIA License Number 1003547, which expires on 2/28/2003.

  1.2    The Architect's services shall be performed as expeditiously as is consistent with professional skill and care the orderly progress of the Project. The Architect shall submit for the Owner's approval a schedule for the performance of the Architect's services which may be adjusted as the Project proceeds. This schedule shall include allowances for periods of time required for the Owner's review and for approval of submissions by authorities having jurisdiction over the Project. Time limits established by this schedule approved by the Owner shall not, except for reasonable cause, be exceeded by the Architect or Owner.

  1.3    The Architect shall designate a representative authorized to act on behalf of the Architect with respect to the Project.

  1.4    The services covered by this Agreement are subject to the time limitations contained in Subparagraph 11.5.1.

  1.5    The Architect shall communicate with the Owner's Representative on all aspects of the Project as determined by the Owner and as provided for in Article 4, however, the Architect shall have the right to communicate directly with the Owner. Architect's billings and requests for information shall be directed through the Owner's Representative. The Owner's Representative shall receive all submittals, requests for information, change order requests and application and certificates for payment from the Contractor and shall forward them to the Architect. Owner's instructions to the Architect shall be through the Owner's Representative; provided that in the event of a conflict between instructions from the Owner and instructions from the Owner's Representative, the instructions from the Owner shall govern and prevail.

ARTICLE 2    SCOPE OF ARCHITECT'S BASIC SERVICES

  2.1    DEFINITION

  The Architect's Basic Services consist of those described in Paragraphs 2.2 through 2.6 and any other services identified in Article 12 as part of Basic Services.

  2.3    DESIGN DEVELOPMENT PHASE

  2.3.2    The Architect shall further develop the Design Development Drawings which have been prepared by Andy Neumann Architect. Those drawings shall further describe the character and detail of the building. The Architect will coordinate and manage the Owner's Consultants which include, Civil, Structural, Mechanical, Electrical and Plumbing Engineers and Landscape Architect. The Architect will work with the Owner's General Contractor (Melchiori Construction Co.) on the project construction budget and scheduling.

  2.3.3    The Architect will work with Andy Neumann Architect to faithfully interpret his design intent. The Owner shall retain Andy Neumann Architect as reasonably required to assist the Architect in the performance of his basic services and shall use good faith efforts to cause Andy Neumann Architect to as expeditiously as possible, provide the Architect with all details and designs required to complete the building as envisioned by Andy Neumann Architect.

Copyright 1974, 1978, 1977, 1987, © 1997 by The American Institute of Architects. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below. User Document: aia b151.aia—2/8/2002. AIA License Number 1003547, which expires on 2/28/2002.

  2.4    CONSTRUCTION DOCUMENTS PHASE

  2.4.1    Based on the approved Design Development Documents and any further adjustments in the scope or quality of the Project authorized by the Owner, the Architect shall prepare, for approval by the Owner, Construction Documents consisting of Drawings and Specifications setting forth in detail the requirements for the construction of the Project.

  2.4.1.1    The Architect will coordinate and manage the Owner's Consultants so that their work is made a part of the architectural construction documents.

  2.4.2    The Architect shall assist the Owner in the preparation of the necessary bidding information, bidding forms, the Conditions of the Contract, and the form of Agreement between the Owner and Contractor.

  2.4.4    The Architect shall assist the Owner in connection with the owner's responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Project.

  2.5    BIDDING OR NEGOTIATION PHASE

  The Architect will assist the Owner's General Contractor in his obtaining bids as part of his negotiated construction contract with the Owner.

  2.6    CONSTRUCTION PHASE—ADMINISTRATION OF THE CONSTRUCTION CONTRACT

  2.6.1    The Architect's responsibility to provide Basic Services for the Construction Phase under this Agreement commences with the award of the initial Contract for Construction and terminates at the earlier of the issuance to the Owner of the final Certificate for Payment or 60 days after the date of Substantial Completion of the Work. See Article 12.7.

  2.6.2    The Architect shall provide administration of the Contract for Construction as set forth below and in the edition of AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement, unless otherwise provided in this Agreement. Modifications made to the General Conditions, when adopted as part of the Contract Documents, shall be enforceable under this Agreement only to the extent that they are consistent with this Agreement or approved in writing by the Architect.

  2.6.3    Duties, responsibilities and limitations of authority of the Architect under this Paragraph 2.6 shall not be restricted, modified or extended without written agreement of the Owner and Architect.

  2.6.3.1    See Article 1.5 for Architect's responsibility to act on the Owner's behalf only through the Owner's Representative.

  2.6.4    The Architect shall be a representative of and shall advise and consult with the Owner during the administration of the Contract for Construction. The Architect shall have authority to act on behalf of the Owner only to the extent provided in this Agreement unless otherwise modified by written amendment.

  2.6.5    The Architect, as a representative of the Owner, shall visit the site at intervals appropriate to the stage of the Contractor's operations, or as otherwise agreed by the Owner and the Architect in Article 12, (1) to become generally familiar with and to keep the Owner informed about the progress and quality of the portion of the Work completed, (2) to endeavor to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. The Architect shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, since these are solely the Contractor's rights and responsibilities under the Contract Documents.

  2.6.6    The Architect shall report to the Owner known deviations from the Contract Documents. However, the Architect shall not be responsible for the Contractor's failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect shall be responsible for the Architect's negligent acts or omissions, but shall not have control over or charge of and shall not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or of any other persons or entities performing portions of the Work.

  2.6.7    The Architect shall at all times have access to the Work wherever it is in preparation or progress.

  2.6.8    Except as otherwise provided in this Agreement or when direct communications have been specially authorized, the Owner shall endeavor to communicate with the Contractor through the Architect about matters arising out of or relating to the Contract Documents. Communications by and with the Architect's consultants shall be through the Architect.

  2.6.9    CERTIFICATES FOR PAYMENT

  2.6.9.1    The Architect shall review and certify the amounts due the Contractor and shall issue certificates in such amounts.

  2.6.9.2    The Architect's certification for payment shall constitute a representation to the Owner, based on the Architect's evaluation of the Work as provided in Subparagraph 2.6.5 and on the data comprising the Contractor's Application for Payment, that the Work has progressed to the point indicated and that, to the best of the Architect's knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject (1) to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, (2) to results of subsequent tests and inspections, (3) to correction of minor deviations from the Contract Documents prior to completion, and (4) to specific qualifications expressed by the Architect.

  2.6.9.3    The issuance of a Certificate for Payment shall not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor's right to payment, or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

  2.6.10    The Architect shall have authority to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, the Architect shall have authority to require inspection or testing of the Work in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees or other persons or entities performing portions of the Work.

  2.6.11    The Architect shall review and approve or take other appropriate action upon the Contractor's submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect's action shall be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Owner, Contractor or separate contractors, while allowing sufficient time in the Architect's professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect's review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect's approval of a specific item shall not indicate approval of an assembly of which the item is a component.

  2.6.12    If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Architect shall specify appropriate performance and design criteria that such services must satisfy. Shop Drawings and other submittals related to the Work designed or certified by the design professional retained by the Contractor shall bear such professional's written approval when submitted to the Architect. The Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.

  2.6.13    The Architect shall prepare Change Orders and Construction Change Directives, with supporting documentation and data if deemed necessary by the Architect as provided in Subparagraphs 3.1.1 and 3.3.3, for the Owner's approval and execution in accordance with the Contract Documents, and provided the Architect periodically notifies the Owner's Representative, the Architect may authorize minor changes in the Work not involving an adjustment in the Contract Sum or an extension of the Contract Time which are consistent with the intent of the Contract Documents.

  2.6.14    The Architect shall conduct inspections to determine the date or dates of Substantial Completion and the date of final completion, shall receive from the Contractor and forward to the Owner, for the Owner's review and records, written warranties and related documents required by the Contract Documents and assembled by the Contractor, and shall issue a final Certificate for Payment based upon a final inspection indicating the Work complies with the requirements of the Contract Documents.

  2.6.15    The Architect shall interpret and decide matters concerning performance of the Owner and Contractor under, and requirements of, the Contract Documents on written request of either the Owner or Contractor. The Architect's response to such requests shall be made in writing within any time limits agreed upon or otherwise with reasonable promptness.

  2.6.16    Interpretations and decisions of the Architect shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings. When making such interpretations and initial decisions, the Architect shall endeavor to secure faithful performance by both Owner and Contractor, shall not show partiality to either, and shall not be liable for results of interpretations or decisions so rendered in good faith.

  2.6.17    The Architect shall render initial decisions on claims, disputes or other matters in question between the Owner and Contractor as provided in the Contract Documents. However, the Architect's decisions on matters relating to aesthetic effect shall be final if consistent with the intent expressed in the Contract Documents.

  2.6.18    The Architect's decisions on claims, disputes or other matters in question between the Owner and Contractor, except for those relating to aesthetic effect as provided in Subparagraph 2.6.17, shall be subject to mediation and arbitration as provided in this Agreement and in the Contract Documents.

ARTICLE 3    ADDITIONAL SERVICES

  3.1    GENERAL

  3.1.1    The services described in this Article 3 are not included in Basic Services unless so identified in Article 12, and they shall be paid for by the Owner as provided in this Agreement, in addition to the compensation for Basic Services. The services described under Paragraph 3.4 shall only be provided if authorized or confirmed in writing by the Owner. If services described under Contingent Additional Services in Paragraph 3.3 are required due to circumstances beyond the Architect's control, the Architect shall notify the Owner prior to commencing such services. If the Owner deems that such services described under Paragraph 3.3 are not required, the Owner shall give prompt written notice to the Architect. If the Owner indicates in writing that all or part of such Contingent Additional Services are not required, the Architect shall have no obligation to provide those services.

  3.3    CONTINGENT ADDITIONAL SERVICES

  3.3.1    Making revisions in drawings, specifications or other documents when such revisions are:

    .1
    inconsistent with approvals or instructions previously given by the Owner, including revisions made necessary by adjustments in the Owner's program or Project budget;

    .2
    required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents; or

    .3
    due to changes required as a result of the Owner's failure to render decisions in a timely manner.

  3.3.2    Providing services required because of significant changes in the Project including, but not limited to, size, quality, complexity, the Owner's schedule, or the method of bidding or negotiating and contracting for construction, except for services required under Subparagraph 5.2.5.

  3.3.3    Preparing Drawings, Specifications and other documentation and supporting data, evaluating Contractor's proposals, and providing other services in connection with Change Orders and Construction Change Directives.

  3.3.4    Providing services in connection with evaluating substitutions proposed by the Contractor and making subsequent revisions to Drawings, Specifications and other documentation resulting therefrom.

  3.3.5    Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

  3.3.6    Providing services made necessary by the default of the Contractor, by major defects or deficiencies in the Work of the Contractor, or by failure of performance of either the Owner or Contractor under the Contract for Construction.

  3.3.7    Providing services in evaluating an extensive number of claims submitted by the Contractor or others in connection with the Work.

  3.3.8    Providing services in connection with a public hearing, a dispute resolution proceeding or a legal proceeding except where the Architect is party thereto.

  3.3.9    Preparing documents for alternate, separate or sequential bids or providing services in connection with bidding, negotiation or construction prior to the completion of the Construction Documents Phase.

  3.4    OPTIONAL ADDITIONAL SERVICES

  3.4.1    Providing analyses of the Owner's needs and programming the requirements of the Project.

  3.4.2    Providing financial feasibility or other special studies.

  3.4.3    Providing planning surveys, site evaluations or comparative studies of prospective sites.

  3.4.4    Providing special surveys, environmental studies and submissions required for approvals of governmental authorities or others having jurisdiction over the Project.

  3.4.5    Providing services relative to future facilities, systems and equipment.

  3.4.6    Providing services to investigate existing conditions or facilities or to make measured drawings thereof.

  3.4.7    Providing services to verify the accuracy of drawings or other information furnished by the Owner.

  3.4.8    Providing coordination of construction performed by separate contractors or by the Owner's own forces and coordination of services required in connection with construction performed and equipment supplied by the Owner.

  3.4.10    Providing detailed estimates of Construction Cost.

  3.4.11    Providing detailed quantity surveys or inventories of material, equipment and labor.

  3.4.12    Providing analyses of owning and operating costs.

  3.4.13    Providing interior design and other similar services required for or in connection with the selection, procurement or installation of furniture, furnishings and related equipment.

  3.4.14    Providing services for planning tenant or rental spaces.

  3.4.15    Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities.

  3.4.16    Preparing a set of reproducible record drawings showing significant changes in the Work made during construction based on marked-up prints, drawings and other data furnished by the Contractor to the Architect.

  3.4.17    Providing assistance in the utilization of equipment or systems such as testing, adjusting and balancing, preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

  3.4.18    Providing services after issuance to the Owner of the final Certificate for Payment, or in the absence of a final Certificate for Payment, more than 60 days after the date of Substantial Completion of the Work.

  3.4.19    Providing services of consultants.

  3.4.20    Providing any other services not otherwise included in this Agreement or not customarily furnished in accordance with generally accepted architectural practice.

ARTICLE 4    OWNER'S RESPONSIBILITIES

  4.1    The Owner shall provide full information in a timely manner regarding requirements for and limitations on the Project, including a written program which shall set forth the Owner's objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems and site requirements. The Owner shall furnish to the Architect, within 15 days after receipt of a written request, information necessary and relevant for the Architect to evaluate, give notice of or enforce lien rights.

  4.3    Architect to communicate with Owner's Representative, Paul Franz; Franz will be responsible for obtaining any needed consents from the Owner.

  4.4    The Owner shall furnish surveys to describe physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.

  4.5    The Owner shall furnish the services of geotechnical engineers when such services are requested by the Architect. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate recommendations.

  4.6    The Owner shall furnish the services of consultants when such services are requested by the Architect and are reasonably required by the scope of the Project.

  4.6.1    The Owner is furnishing the services of all Consultants including but not limited to, Civil Engineer, Structural Engineer, Mechanical Engineer, Electrical Engineer, Plumbing Engineer and Landscape Architect. The Architect, as part of his basic services, is not providing any Consultants to the project.

  4.7    The Owner shall furnish structural, mechanical, and chemical tests; tests for air and water pollution; tests for hazardous materials; and other laboratory and environmental tests, inspections and reports required by law or the Contract Documents.

  4.8    The Owner shall furnish all legal, accounting and insurance services that may be necessary at any time for the Project to meet the Owner's needs and interests. Such services shall include auditing services the Owner may require to verify the Contractor's Applications for Payment or to ascertain how or for what purposes the Contractor has used the money paid by or on behalf of the Owner.

  4.9    The services, information, surveys and reports required by Paragraphs 4.4 through 4.8 shall be furnished at the Owner's expense, and the Architect shall be entitled to rely upon the accuracy and completeness thereof.

  4.10    The Owner shall provide prompt written notice to the Architect if the Owner becomes aware of any fault or defect in the Project, including any errors, omissions or inconsistencies in the Architect's Instruments of Service.

ARTICLE 5

ARTICLE 6    USE OF ARCHITECT'S INSTRUMENTS OF SERVICE

  6.1    Drawings, specifications and other documents, including those in electronic form, prepared by the Architect and the Architect's consultants are Instruments of Service for use solely with respect to this Project. The Architect and the Architect's consultants shall be deemed the authors and owners of their respective Instruments of Service and shall retain all common law, statutory and other reserved rights.

  6.2    Upon execution of this Agreement, the Architect grants to the Owner a nonexclusive license to reproduce the Architect's Instruments of Service solely for purposes of constructing, using and maintaining the Project, provided that the Owner shall comply with all obligations, including prompt payment of all sums when due, under this Agreement.

  6.3    Except for the licenses granted in Paragraph 6.2, no other license or right shall be deemed granted or implied under this Agreement. Any unauthorized use of the Instruments of Service shall be at the Owner's sole risk and without liability to the Architect and the Architect's consultants.

  6.4    Prior to the Architect providing to the Owner any Instruments of Service in electronic form or the Owner providing to the Architect any electronic data for incorporation into the Instruments of Service, the Owner and the Architect shall by separate written agreement set forth the specific conditions governing the format of such Instruments of Service or electronic data, including any special limitations or licenses not otherwise provided in this Agreement.

ARTICLE 7    DISPUTE RESOLUTION

  7.1    MEDIATION

  7.1.1    Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to mediation as a condition precedent to arbitration or the institution of legal or equitable proceedings by either party. If such matter relates to or is the subject of a lien arising out of the Architect's services, the Architect may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the matter by mediation or by arbitration.

  7.1.2    The Owner and Architect shall endeavor to resolve claims, disputes and other matters in question between them by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of The American Arbitration Association currently in effect. Request for mediation shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration or legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

  7.1.3    The parties shall share the mediator's fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

  7.2    ARBITRATION

  7.2.1    Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to arbitration. Prior to arbitration, the parties shall endeavor to resolve disputes by mediation in accordance with Paragraph 7.1.

  7.2.2    Claims, disputes and other matters in question between the parties that are not resolved by mediation shall be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect. The demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.

  7.2.3    A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

  7.2.4    No arbitration arising out of or relating to this Agreement shall include, by consolidation or joinder or in any other manner, an additional person or entity not a party to this Agreement, except by written consent containing a specific reference to this Agreement and signed by the Owner, Architect, and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

  7.2.5    The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

  7.3    CLAIMS FOR CONSEQUENTIAL DAMAGES

  The Architect and Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party's termination in accordance with Article 8.

ARTICLE 8    TERMINATION OR SUSPENSION

  8.1    If the Owner fails to make payments to the Architect in accordance with this Agreement, and Owner fails to cure the default within ten (10) calendar days after written notice, such failure shall be considered substantial nonperformance and cause for termination or, at the Architect's option, cause for suspension of performance of services under this Agreement. In the event of a suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services. Before resuming services, the Architect shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of the Architect's services. The Architect's fees for the remaining services and the time schedules shall be equitably adjusted.

  8.2    If the Project is suspended by the Owner for more than 30 consecutive days, the Architect shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Architect shall be compensated for expenses incurred in the interruption and resumption of the Architect's services. The Architect's fees for the remaining services and the time schedules shall be equitable adjusted.

  8.3    If the Project is suspended or the Architect's services are suspended for more than 90 consecutive days, the Architect may terminate this Agreement by giving not less than seven days' written notice.

  8.4    This Agreement may be terminated by either party should the other party fail to cure a default within ten (10) calendar days after written notice, through no fault of the party initiating the termination.

  8.5    This Agreement may be terminated by the Owner upon not less than seven days' written notice to the Architect for the Owner's convenience and without cause.

  8.6    In the event of termination not the fault of the Architect, the Architect shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due.

ARTICLE 9    MISCELLANEOUS PROVISIONS

  9.1    This Agreement shall be governed by the law of the principal place of business of the Architect, unless otherwise provided in Article 12.

  9.2    Terms in this Agreement shall have the same meaning as those in the edition of AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement.

  9.3    Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued and the applicable statutes of limitations shall commence to run not later than either the date of Substantial Completion for acts or failures to act occurring prior to Substantial Completion or the date of issuance of the final Certificate for Payment for acts or failures to act occurring after Substantial Completion. In no event shall such statutes of limitations commence to run any later than the date when the Architect's services are substantially completed.

  9.4    To the extent damages are covered by property insurance during construction, the Owner and Architect waive all rights against each other and against the contractors, consultants, agents and employees of the other for damages, except such rights as they may have to the proceeds of such insurance as set forth in the edition of the AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement. The Owner or the Architect, as appropriate, shall require of the contractors, consultants, agents and employees of any of them similar waivers in favor of the other parties enumerated herein.

  9.5    The Owner and Architect, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither the Owner nor the Architect shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to an institutional lender providing financing for the Project. In such event, the lender shall assume the Owner's rights and obligations under this Agreement. The Architect shall execute all consents reasonably required to facilitate such assignment arising after lender realizes on its collateral.

  9.6    This Agreement represents the entire and integrated agreement between the owner and the architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect.

  9.7    Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect.

  9.8    Unless otherwise provided in this Agreement, the Architect shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials or toxic substances in any form at the Project site.

  9.9    The Architect shall have the right to include photographic or artistic representations of the design of the Project among the Architect's promotional and professional materials. The Architect shall be given reasonable access to the completed Project to make such representations. However, the Architect's materials shall not include the Owner's confidential or proprietary information if the Owner has previously advised the Architect in writing of the specific information considered by the Owner to be confidential or proprietary. The Owner shall provide professional credit for the Architect in the Owner's promotional materials for the Project.

  9.10    If the Owner requests the Architect to execute certificates, the proposed language of such certificates shall be submitted to the Architect for review at least 14 days prior to the requested dates of execution. The Architect shall not be required to execute certificates that would require knowledge, services or responsibilities beyond the scope of this Agreement. The term "certification" and "certify" are defined by California law with regard to the Architect's use of those terms.

ARTICLE 10    PAYMENTS TO THE ARCHITECT

  10.1    DIRECT PERSONNEL EXPENSE

  Direct Personnel Expense is defined as the direct salaries of the Architect's personnel engaged on the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, employee retirement plans and similar contributions.

  10.2    REIMBURSEABLE EXPENSES

  10.2.1    Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by the Architect and Architect's employees and consultants directly related to the Project, of the types as identified in the following Clauses:

    .1
    transportation in connection with the Project, authorized out-of-town travel and subsistence, and electronic communications;

    .2
    fees paid for securing approval of authorities having jurisdiction over the Project;

    .3
    reproductions, plots, standard form documents, postage, handling and delivery of Instruments of Service;

    .4
    expense of overtime work requiring higher than regular rates if authorized in advance by the Owner;

    .5
    renderings, models and mock-ups requested by the Owner;

    .6
    expense of professional liability insurance dedicated exclusively to this Project that is requested by Owner or the expense of additional insurance coverage or limits requested by the Owner in excess of that normally carried by the Architect and the Architect's consultant if authorized by Owner;

    .7
    reimbursable expenses as designated in Article 12;

    .8
    other similar direct Project-related expenditures.

  10.3    PAYMENTS ON ACCOUNT OF BASIC SERVICES

  10.3.2    Payments for Basic Services shall be made monthly and, where applicable, shall be in proportion to services performed within each phase of service, on the basis set forth in Subparagraph 11.2.2.

  10.3.3    If and to the extent that the time initially established in Subparagraph 11.5.1 of this Agreement is exceeded or extended through no fault of the Architect, compensation for any services rendered during the additional period of time shall be computed in the manner set forth in Subparagraph 11.3.2.

  10.4    PAYMENTS ON ACCOUNT OF ADDITIONAL SERVICES

  Payments on account of the Architect's Additional Services and for Reimbursable Expenses shall be made monthly upon presentation of the Architect's statement of services rendered or expenses incurred.

  10.5    PAYMENTS WITHHELD

  No deductions shall be made from the Architect's compensation on account of penalty, liquidated damages or other sums withheld from payments to contractors, or on account of the cost of changes in the Work other than those for which the Architect has been adjudged to be liable.

  10.6    ARCHITECT'S ACCOUNTING RECORDS

  Records of Reimbursable Expenses and expenses pertaining to Additional Services and services performed on the basis of hourly rates or a multiple of Direct Personnel Expense shall be available to the Owner or the Owner's authorized representative at mutually convenient times.

ARTICLE 11    BASIS OF COMPENSATION

  The Owner shall compensate the Architect as follows:

  11.2    BASIC COMPENSATION

  11.2.1    For Basic Services, as described in Article 2, and any other services included in Article 12 as part of Basic Services, Basic Compensation shall be computed as follows:

  (Insert basis of compensation, including stipulated sums, multiples or percentages and identify phases to which particular methods of compensation apply, if necessary.)

  Compensation shall be a stipulated sum of Four Hundred Ninety Three Thousand, Seven Hundred Dollars ($493,700).

  Compensation for services rendered by Consultants which the Architect may be required by the Owner to retain, as provided for in Article 4.6 shall be based on a multiplier of one point one five (1.15) times the amounts billed by the Consultants to the Architect.

  11.2.2    When compensation is based on a stipulated sum Cost, progress payments For Basic Services in each phase shall total the following percentages of the total Basic Compensation payable:

  (Insert additional phases as appropriate.)

Design Development Phase:	Eighteen	percent (18%)
Construction Documents Phase:	Fifty Nine	percent (59%)
Bidding or Negotiation Phase:	Two	percent (2%)
Construction Phase:	Twenty One	percent (21%)

Total Basic Compensation	one hundred percent (100%)

  11.3    COMPENSATION FOR ADDITIONAL SERVICES

  11.3.2.    For Additional Services of the Architects, as described in Article 3 and 12, other than (1) Additional Project Representation, as described in Paragraph 3.2. and (2) services included in Article 12 as part of Basic Services, but excluding services of consultants, compensation shall be computed as follows:

  (Insert basis of compensation, including rates and multiples of Direct Personnel Expense for Principals and employees, and identify Principals and classify employees, if required. Identify specific services to which particular methods of compensation apply, if necessary.)

Principals time at fixed rate:	Edwin A. Lenvik	$140.00/hour
	David P. Jones	$125.00/hour
	Richard S. Six	$125.00/hour

  Employee time (other than principals) is billed at a multiple of two point five (2.5) times the employee's Direct Personnel Expense. Computer aided drafting and design (CADD) time is billed at a multiple of three point zero (3.0) the employee's Direct Personnel Expense.

  At the request of the client, employees who are asked to work overtime will be compensated at 1.5 times their base wages. The adjusted wage rate will be billed to the client. Overtime pay will be in conformance with the State of California "8-hour Day Restoration & Workplace Flexibility Act of 1999" (AB60).

  The firm has a minimum billing increment of one-quarter of an hour for services. Time is computed door to door, unless otherwise indicated, and the time for which we will bill includes only time for which we are actually engaged in the Client's project. Principals and other personnel serving in the capacity of an expert witness will have their time billed at 1.5 times their regular billing rate.

  11.3.3.    For Additional Services of Consultants, including additional structural, mechanical and electrical engineering services and those provided under Subparagraph 3.4.19 or identified in Article 12 as part of Additional Services, a multiple of one point one five (1.15) times the amounts billed to the Architect for such services.

  (Identify specific types of consultants in Article 12, if required.)

  11.4    REIMBURSABLE EXPENSES

  For Reimbursable Expenses, as described in Paragraph 10.2, and any other items included in Article 12 as Reimbursable Expenses, a multiple of one point one five (1.15) times the expenses incurred by the Architect, the Architect's employees and consultants directly related to the Project.

  11.5    ADDITIONAL PROVISIONS

  11.5.1    If the Basic Services covered by this Agreement have not been completed within eighteen (18) months of February 1, 2002, through no fault of the Architect, extension of the Architect's services beyond that time shall be compensated as provided in Subparagraphs 10.3.3 and 11.3.2.

  11.5.2    Payments are due and payable thirty (30) days from the date of the Architect's invoice. Amounts unpaid sixty (60) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Architect.

  (Insert rate of interest agreed upon.)

  Interest of 10% per year (but not exceeding the maximum rate allowable by law) will be payable on any amount not paid within 60 days. Payment thereafter to be applied first to accrued interest and then to the principal unpaid amount.

  (Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Architect's principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

  11.5.3    The data and multiples set forth for Additional Services shall be adjusted in accordance with the normal salary review practices of the Architect.

ARTICLE 12    OTHER CONDITIONS OR SERVICES

  (Insert descriptions of other services, identify Additional Services included within Basic Compensation and modifications to the payment and compensation terms included in this Agreement.)

  12.1    Architect's service and fee is based on the "in progress" design drawings produced by Andy Neumann Architect which include the Structural, Mechanical, Plumbing and Electrical drawings by Ove Arup and Partners, the Civil Engineering by Flowers and Associates and the Landscape drawings by Cunningham Design. Those drawings are titled "Phase 2—Design Development, R & D Office Part for OAD Inc.", APN: 005-110-001 being 45 sheets of drawings, generally dated 9/4/98.

  12.2    The construction drawings will be for "shell and core" only, The "core and shell" include restrooms, elevators and stairs but will not include any of the other interior improvements indicated in the basement. The balance of the Interior will be left unfinished with no interior partitions, finishes on the interior of the exterior walls or ceiling systems, with the exception of the entry lobby which will be detailed with all interior finishes.

  12.3    Pool or fountain design will be by others.

  12.4    All exterior flatwork and other site landscape furniture, etc. will be designed and specified by the Landscape Architect and will be part of his drawings. The Structural Engineer or Civil Engineer will take responsibility for the retaining walls.

  12.5    We will assist Andy Neumann Architect in his representation of the project before the Summerland design review board and the County Board of Architectural Review (BAR). Any public presentations beyond the above will be considered additional services.

  12.6    Our services do not include any renderings or other graphic presentations.

  12.7    The Architect's construction phase administration is based on a construction period not exceeding twelve months. See Article 2.6.1. That construction period would start when the first submittals were made to our office or the first field visits were conducted. If the construction period for the "shell and core" portion of the building exceeds twelve months our fee would be adjusted accordingly.

  12.8    All building finish materials and colors will be selected by Andy Neumann Architect.

  12.9    Our services under this Agreement are based on Andy Neumann Architect's drawings dated 9/4/98 as identified in Article 12.1. We have not tried to "second guess" or anticipate any changes that might be required to the design and/or construction drawing effort as a result of value engineering being done by the General Contractor, future analysis of the building's design for conformance with current building codes, future refinement of the design by Andy Neumann Architect, or changes which may come out of subsequent governmental design review meetings. If there are changes to the project which effect our work we would need to reexamine the fee and the time schedule for producing the construction documents. Changes or adjustments to the building design will be considered additional services.

  12.10    Architect shall maintain professional liability insurance ($1,000,000) for a period of three years after the date of substantial completion.

  12.11    The Architect agrees to keep confidential and not to disclose to any person or entity, other than the Architect's employees and subcontractors, without the prior consent of the Owner, all data and information not previously known to and generated by the Architect, or furnished to the Architect and marked confidential by the Owner in the course of the Architect's performance hereunder; provided, however, that this provision shall not apply to data which are in the public domain, or were previously known to the Architect, or which were acquired by the Architect independently from third parties not under any obligation to the Owner to keep said data and information confidential. These provisions shall not apply to information in whatever form that comes into the public domain through no fault of the Architect, nor shall they be interpreted to in any way restrict the Architect from complying with an order to provide information or data when such order if issued by a court, administrative agency or other authority with proper jurisdiction. The Owner agrees that the Architect may use and publish the Owner's name and a general description of the Architect's services with respect to the project in describing the Architect's experience and qualifications to other clients and prospective clients.

/s/ KATHLEEN FISHER OWNER (Signature) Kathleen Fisher Exec. V.P./Chief Financial Officer-QAD, Inc. (Printed name and title)	/s/ EDWIN A. LENVIK ARCHITECT (Signature) Edwin A. Lenvik, AIA President (Printed name and title)

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Abbreviated Standard Form of Agreement Between Owner and Architect